EXHIBIT 5






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           [letterhead of Luse Lehman Gorman Pomerenk & Schick, P.C.]



June 10, 1998

The Board of Trustees
Service Bancorp, M.H.C.
The Board of Directors
Summit Bank
81 Main Street
Medway, Massachusetts 02053

                  Re:      Summit Bancorp, Inc.
                           Common Stock Par Value $.01 Per Share
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Ladies and Gentlemen:

         You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Summit Bancorp, Inc. (the "Company") Common Stock, par value $.01 per share (the "Common Stock"). We have reviewed the Company's proposed Articles of Organization, Registration Statement on Form SB-2 (the "Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

         We are of the opinion that upon the declaration of effectiveness of the Form SB-2, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

         This Opinion has been prepared for the use of the Company in connection with the Form SB- 2. We hereby consent to our firm being referenced under the caption "Legal and Tax Matters."

                                  Very truly yours,




                                  \s\ LUSE LEHMAN GORMAN POMERENK & SCHICK, P.C.
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                                  LUSE LEHMAN GORMAN POMERENK & SCHICK
                                  A PROFESSIONAL CORPORATION